Exhibit 99.28(h)(12)

Schedule A

Dated April 26, 2013
To The
Expense Limitation Agreement
Dated September 10, 2012
Between
Touchstone Strategic Trust and Touchstone Advisors, Inc.

Fund	Contractual Limit on Total Operating Expenses	Termination Date
Touchstone Small Cap Growth Fund
Class A	1.44%
Class C	2.19%	April 27, 2014
Class Y	1.19%
Institutional	1.04%
Touchstone Small Company Value Fund
Class A	1.20%
Class C	1.95%	November 29, 2013
Class Y	0.95%
Institutional	0.85%
Touchstone International Value Fund
Class A	1.36%
Class C	2.11%	November 29, 2013
Class Y	1.11%
Institutional	0.96%
Touchstone Strategic Income Fund
Class A	0.94%
Class C	1.69%	November 29, 2013
Class Y	0.69%
Institutional	0.59%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:

TOUCHSTONE ADVISORS, INC.

By:

By: